EXHIBIT 10.7

VIA EMAIL ONLY

March 10, 2017

Thomas Liquard

6 Varela Lane

Larchmont, NY 10538

Re:	Amendment No. 1 to Director Offer Letter

Dear Thomas:

This letter shall constitute Amendment No. 1 to Director Offer Letter (“Agreement”) between you and PharmaCyte Biotech, Inc. (“Company”) dated April 20, 2015 and effective April 1, 2015 (“Effective Date”) relating to your service to the Company as a member of our Board of Directors (“Board”).

1. Section 4.1 of the Agreement is hereby amended and restated as follows:

“4.1. Cash. The Company will pay you cash compensation of $12,500 per quarter, payable in advance and pro-rated for periods of less than a quarter. You shall be reimbursed for reasonable expenses documented and incurred by you performing your Duties, including travel expenses for meetings you attend in-person.

2. Section 4.2 of the Agreement is hereby amended and restated as follows:

“4.2. Equity Grants. Commencing on the anniversary date of the Effective Date, you will be issued annually: (i) 250,000 fully-paid, non-assessable shares of the Company’s common stock (“Shares”); and (ii) a five-year option to purchase 250,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on the date of grant (“Option”). The Shares and Option will be fully vested as of the date of grant. The Company will issue you an option agreement in the Company’s standard form to evidence the Option.

3. Except as specifically provided in and modified by this letter, the Agreement is in all respects hereby ratified and confirmed. All references to the “Agreement” shall be deemed to refer to the Agreement as such document has been modified by this letter.

4. The provisions of Sections 10 and 11 of the Agreement shall apply to this letter as if set forth in full in this letter, mutatis mutandis, and are hereby incorporated by reference in this letter.

23046 Avenida de la Carlota | Suite 600 | Laguna Hills | California 92653

Office: 917.595.2850 | Fax: 917.595.2851 | Mobile: 917.595.2852 | kwaggoner@PharmaCyte.com

Letter to Thomas Liquard

March 10, 2017

Page Two

5. This letter may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Signatures delivered by facsimile or electronic mail, including by PDF, shall be effective as original signatures for all purposes.

This Agreement has been executed and delivered by the undersigned as of the date first set forth above.

Sincerely,

PharmaCyte Biotech, Inc.

By:	/s/ Kenneth L. Waggoner
Name:	Kenneth L. Waggoner
Title:	Chief Executive Officer
President and General Counsel

AGREED AND ACCEPTED:

/s/ Thomas Liquard

Name: Thomas Liquard

23046 Avenida de la Carlota | Suite 600 | Laguna Hills | California 92653

Office: 917.595.2850 | Fax: 917.595.2851 | Mobile: 917.595.2852 | kwaggoner@PharmaCyte.com